Exhibit 99.1

Heritage Bank of Commerce Promotes Richard E. Hagarty to
Executive Vice President and Chief Credit Officer

San Jose, California -May 12, 2006 - Heritage Commerce Corp (Nasdaq: HTBK), parent company of Heritage Bank of Commerce, today named Richard E. Hagarty as Executive Vice President and Chief Credit Officer.

“With more than 30 years of experience in banking, Dick brings solid expertise in credit administration and business banking to our senior management team,” said Walter T. Kaczmarek, President and Chief Executive Officer.

Hagarty has served on the credit administration team for Heritage Bank of Commerce for most of the past decade and has extensive experience in the greater Silicon Valley banking community. He also worked for Greater Bay Bank, California Business Bank, San Jose National Bank and Crocker National Bank.

A native of San Mateo, California, Hagarty earned a Bachelor of Arts degree from the University of San Francisco. Married with three children, he currently lives in San Jose, California.

Heritage Commerce Corp, a bank holding company established in February 1998, is the parent company of Heritage Bank of Commerce, established in 1994 and headquartered in San Jose with offices in Los Gatos, Fremont, Danville, Morgan Hill, Gilroy, Mountain View, and Los Altos. Heritage Bank of Commerce is also an SBA Preferred Lender, operating from offices in San Jose, Fresno, Santa Cruz, Elk Grove, Watsonville and Pittsburg, California.

Forward Looking Statement Disclaimer

This release may contain forward-looking statements that are subject to risks and uncertainties. Such risks and uncertainties may include, but are not necessarily limited to, fluctuations in interest rates and monetary policy established by the Federal Reserve, inflation, government regulations, general economic conditions, competition within the business areas in which the Company is conducting its operations, including the real estate market in California, the ability to recognize identified cost savings, and other factors beyond the Company's control. Such risks and uncertainties could cause results for subsequent interim periods or for the entire year to differ materially from those indicated. For a discussion of factors which could cause results to differ, please see the Company's reports on Forms 10-K and 10-Q as filed with the Securities and Exchange Commission and the Company's press releases. Readers should not place undue reliance on the forward-looking statements, which reflect management's view only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances.

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